Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 19, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of the Balanced Portfolio, Managed Bond Portfolio, Growth Stock Portfolio, Money Market Portfolio, U.S. Government Securities Portfolio and Enhanced Reserves Portfolio (portfolios of the Phoenix Duff & Phelps Institutional Mutual Funds) and the December 31, 1997 Annual Report to Shareholders of the Phoenix Duff & Phelps Institutional Real Estate Equity Securities Portfolio, which are incorporated by reference in the Registration Statement.

We also consent to the reference to us under the heading "Additional Information-Independent Accountants" in the Statement of Additional Information, and to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information constituting parts of Post-Effective Amendment No. 5 which is incorporated by reference in the Registration Statement.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Boston, Massachusetts
March 30, 1998